Exhibit 99.1

Press Release

Chelsea Therapeutics Announces $6 million in Cost Saving Initiatives To Support Expanded Enrollment Initiatives For Northera Study and Extend Cash Runway into Third Quarter 2013

•	Officers and Directors Agree to 25% Reduction in Compensation
•	Approximately 35% of Remaining Employees to Transition to Part-Time Status
•	Chelsea Eliminating All Performance Bonuses Until U.S. Approval of Northera™ (droxidopa)
•	Company planning to transition patients from ongoing safety study to more cost-effective access program

Charlotte, NC, June 7, 2012 – Chelsea Therapeutics International, Ltd. (Nasdaq: CHTP) announced that all corporate officers and members of its Board of Directors volunteered to receive a 25% reduction in compensation until data from its ongoing Phase III study of Northera™ (droxidopa) is available. These voluntary officer and director compensation reductions lead a broader cost containment effort by Chelsea that includes additional compensation savings, suspending performance bonuses until its lead drug candidate, Northera, is approved in the U.S., further cutbacks in program expense and the anticipated transition of patients in its on-going open-label safety study of Northera, Study 304, to a more cost-effective access program.

“Everyone at Chelsea shares in the disappointment that Northera was not approved by the FDA earlier this year,” commented Dr. Simon Pedder, president and CEO of Chelsea Therapeutics. “The measures we are taking now to reduce expenses reflect both our personal and professional commitment to patients, shareholders and the success of our Northera program. In the coming months, we will be working hard to achieve resolution with the FDA as swiftly as possible regarding our intended path toward regulatory approval, complete Northera Study 306B and return shareholder value to our stockholders. We continue to anticipate results of a modified Study 306B to be available during the first quarter of 2013 allowing for a planned resubmission of our Northera NDA by the end of that quarter and potential FDA action date late in the third quarter of next year.”

Effective July 1, the corporate officers and directors of Chelsea Therapeutics will take a voluntary 25% reduction in salary and fees, respectively, until the results of the Company’s ongoing Phase III trial of Northera is complete, currently estimated to be during the first quarter of 2013. In addition to the officers and directors, at least 35% of Chelsea’s non-executive staff across select functional areas that do not critically support a timely NDA filing and approval for Northera are expected to temporarily transition to part-time status with a corresponding decrease in salary. Chelsea plans to further reduce compensation expense by suspending performance bonuses for all employees, including officers, for 2012 and until Northera is granted marketing approval in the U.S.

These savings, combined with broader cost containment initiatives, including the planned transition of patients from safety study 304 to an alternate access program, are expected to generate savings of over $6 million in the next twelve months. These savings would allow the Company to implement additional 306B enrollment initiatives while still achieving a net reduction of $4 million in expenses that would extend the Company's cash runway into the third quarter of 2013. Including a potential increase in 306B recruitment and enrollment expense, Chelsea estimates a $1.0 million reduction in 2012 operating expenses compared to earlier estimates, bringing the total operating expenses for 2012 to the $43 to $47 million range.  The company maintains its prior cash guidance of $18 to $20 million at year-end.

About Chelsea Therapeutics

Chelsea Therapeutics (Nasdaq: CHTP) is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases, including central nervous system, rheumatoid arthritis, psoriasis and other inflammatory diseases. Founded in 2004 around its library of unique anti-inflammatory and autoimmune technology, Chelsea has further expanded its product development portfolio with early- and late-stage candidates that seek to leverage the company's development expertise and accelerate the company's drug commercialization efforts. For more information about the company, visit www.chelseatherapeutics.com.

This press release contains forward-looking statements regarding future events including our intention to pursue the development of Northera. These statements are subject to risks and uncertainties that could cause the actual events or results to differ materially. These include the the risk that we do not achieve the anticipated cost savings, risk that the FDA will not accept our proposal regarding the change in primary endpoint for Study 306B for Northera, that the FDA will not approve a resubmitted NDA for Northera, the risks and costs of drug development and that such development may take longer or be more expensive than anticipated, our need to raise additional operating capital in the future, our reliance on our lead drug candidate droxidopa, risk of regulatory approvals of droxidopa or our other drug candidates for additional indications, risk of volatility in our stock price and analyst coverage of our stock, reliance on collaborations and licenses, intellectual property risks, our history of losses, competition, market acceptance for our products if any are approved for marketing, and reliance on key personnel including specifically Dr. Pedder.

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Investors:	Media:
Kathryn McNeil	Lauren Tortorete
Chelsea Therapeutics	Hill+Knowlton Strategies
704-973-4231	212-885-0348
mcneil@chelseatherapeutics.com	lauren.tortorete@hkstrategies.com